KongZhong Corporation Announces Strategic Alliance Agreement
with China Sports Industry Group Co., Ltd.

China sports to go wireless with KongZhong in 2008 Olympic Year

Beijing, China, January 3rd, 2008 - KongZhong Corporation (Nasdaq: KONG), one of China's leading providers of wireless value-added services and a wireless media company providing news, content and mobile advertising services through its wireless Internet sites, announced today that it has signed a strategic alliance agreement with China Sports Industry Group Co., Ltd. (“CSIG”). Listed on Shanghai Stock Exchange of China, CSIG is China’s largest public company in the sports industry and has the General Administration of Sports of China as its dominant shareholder. CSIG’s business activities include organizing commercial sports tournaments, operating sports arenas and fitness centers, selling sports apparatus and goods, and more.

Under the agreement, KongZhong and CSIG will become strategic partners and jointly explore business opportunities for developing sports-related content for mobile phones, including wireless value-added services and wireless Internet sites.

Nick Yang, President of KongZhong, said, "We are happy about the strategic alliance with CSIG. The year 2008 is China’s Olympic year and sports year. As people increasingly use their cell phones to enjoy their favorite sports, cooperation between CSIG and KongZhong can provide China’s over 500 million cell phone users with easier access to sports-related content through their cell phone screens. We expect this strategic alliance to generate fruitful results for both CSIG and KongZhong in 2008 and future years. We also expect to enter into additional cooperative relationships with other players in the sports industry to develop our wireless value-added services and wireless Internet business in the 2008 Olympic year.”

About KongZhong:

KongZhong Corporation is one of China’s leading providers of wireless value-added services and a wireless media company providing news, content, community and mobile advertising services through its wireless Internet sites. The Company delivers wireless value-added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVATM, short messaging service (SMS), interactive voice response (IVR), and color ring-back tone (CRBT). The Company also operates three wireless Internet sites, Kong.net, Ko.cn and cn.NBA.com, which enable users to access media, entertainment and community content directly from their mobile phones.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements regarding trends in the wireless value-added services, wireless Internet and mobile advertising industries, the development of KongZhong’s relationship with China Sports Industry Group Co., Ltd., and the impact of that relationship on the level of traffic to the Kong.net wireless Internet portal, as well as on KongZhong’s brand awareness, financial condition, results of operations and business development in general. Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them. These statements involve risks and uncertainties, and actual market trends and our results may differ materially from those expressed or implied in these forward looking statements for a variety of reasons. Potential risks and uncertainties include, but are not limited to, the potential inability of KongZhong and China Sports Industry Group Co., Ltd. to develop significant revenue-generating business from their alliance; continued competitive pressure in China’s wireless value-added services, wireless Internet and mobile advertising industries and the effect of such pressure on prices; unpredictable changes in technology, consumer demand and usage preferences in this market; the state of and any change in our relationship with China’s telecommunications operators; our dependence on the billing systems of telecommunications operators for our performance; changes in the regulations or policies of the Ministry of Information Industry and other relevant government authorities; and changes in political, economic, legal and social conditions in China, including the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market. For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

KongZhong Contacts

Investor Contact:	Media Contact:
Sam Sun	Xiaohu Wang
Chief Financial Officer	Manager
Tel.: +86 10 8857 6000	Tel: +86 10 8857 6000
Fax: +86 10 8857 5891	Fax: +86 10 8857 5900
E-mail : ir@kongzhong.com	E-mail: xiaohu@kongzhong.com

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